Exhibit 99.1

Stepan Reports Third Quarter Results and Record Nine Month Earnings

Northbrook, Illinois, October 20, 2021 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $36.9 million, or $1.59 per diluted share versus $33.2 million, or $1.43 per diluted share, in the prior year.  Adjusted net income* was $36.4 million, or $1.57 per diluted share, versus $36.4 million, or $1.56 per diluted share, in the prior year.  Total Company sales volume increased 1% versus the prior year.

•

Surfactant operating income was $34.5 million versus $41.2 million in the prior year.  This decrease was primarily due to supply chain disruptions, lower sales volume and the non-recurrence of a $2.2 million insurance recovery, related to the 2020 Millsdale, IL plant power outage, recognized in the third quarter of 2020.  Global Surfactant sales volume decreased 6% and primarily reflects lower demand for cleaning products in the consumer products business versus the pandemic peak in 2020.  Higher demand for products sold into our institutional cleaning and functional product end markets partially offset the above.

•

Polymer operating income was $19.8 million versus $22.4 million in the prior year.  Global Polymer sales volume increased 27%.  Global rigid polyol volume was up 32% versus the prior year largely due to the INVISTA polyester polyol acquisition.  The operating income decrease primarily reflects supply chain disruptions and the non-recurrence of two third quarter 2020 events: (i) a $2.8 million insurance recovery related to the 2020 Millsdale, IL plant power outage and; (ii) a $1.2 million partial settlement received from the China government as compensation for the government-mandated China JV shutdown in 2012.

•

The Company estimates that the supply chain disruptions negatively impacted Surfactants and Polymers by $4.0 million and $3.0 million, respectively.  Both segments have implemented additional price increases in October to offset inflationary pressures.

•

Specialty Product operating income was $2.4 million versus $1.6 million in the prior year.  This increase was primarily attributable to order timing differences within our food and flavor business and improved volume and margins within our medium chain triglycerides (MCT) product line.

•	The effect of foreign currency translation positively impacted net sales by 1% and net income by $0.4 million, or $0.02 per diluted share, versus the prior year.

•

The Company increased its quarterly cash dividend in the fourth quarter of 2021 by $0.03 per share, or 10.9%, marking the 54th consecutive year that the Company has increased its cash dividend to stockholders.

YTD Highlights

•

Reported net income for the first nine months of 2021 was a record $120.8 million, or $5.19 per diluted share, versus $96.4 million, or $4.15 per diluted share, in the prior year.  Adjusted net income* was a record $121.0 million, or $5.20 per diluted share, versus $98.9 million, or $4.25 per diluted share, in the prior year.  The prior year nine-month results were negatively impacted by the first quarter 2020 Millsdale, IL plant power outage.  Total Company sales volume was up 4% compared to the first nine months of 2020.  A 34% increase in global Polymer sales volume was partially offset by a 4% decrease in global Surfactant sales volume.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“The Company had a solid first nine months of 2021 and delivered record year-to-date results.  Both reported net income and EPS were up 25% and both adjusted net income and adjusted EPS were up 22% versus the first nine months of 2020.  Adjusted third quarter 2021 results were flat with the prior year as the negative impact of global supply chain disruptions and inflationary pressures were offset by favorable one-time tax benefits,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer. “For the quarter, Surfactant operating income was down 16% largely due to North American supply chain disruptions, higher planned maintenance costs and the non-recurrence of an insurance recovery recognized in the third quarter of 2020.  A 6% decline in global Surfactant sales volume, mostly related to our consumer products business, was offset by improved margins, product and customer mix.  Our Polymer operating income was down 12% mostly due to the non-recurrence of an insurance recovery and compensation received from the Chinese government in the third quarter of 2020.  Global Polymer sales volume was up 27% largely due to the INVISTA acquisition.  Our Specialty Product business results were up due to higher volume and improved margins.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2021	2020	% Change	2021	2020	% Change
Net Sales	$602,688	$464,480	30%	$1,735,939	$1,375,016	26%
Operating Income	$40,213	$42,395	(5)%	$150,784	$127,022	19%
Net Income Attributable to Stepan Company **	$36,920	$33,168	11%	$120,809	$96,420	25%
Earnings per Diluted Share	$1.59	$1.43	11%	$5.19	$4.15	25%

Adjusted Net Income *	$36,417	$36,421	(0)%	$121,005	$98,894	22%
Adjusted Earnings per Diluted Share *	$1.57	$1.56	1%	$5.20	$4.25	22%

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year third quarter reported net income includes $1.1 million of after-tax income versus $2.6 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year third quarter includes $0.1 million of after-tax income versus $0.5 million of after-tax expense in the prior year.

•

Environmental Remediation:  The current year third quarter reported net income includes $0.7 million of after-tax expense versus no expense recognition in the prior year.  The majority of the current year expense reflects EPA environmental remediation oversight costs associated with the Company’s Maywood, New Jersey site.

•

Business Restructuring:  The current year third quarter includes $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.1 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the third quarter of 2021 increased 30% year-over-year primarily due to higher selling prices, mainly attributable to improved product and customer mix and the pass-through of higher raw material costs, slightly higher sales volume and the favorable impact of foreign currency translation.

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Volume	1%	4%
Selling Price & Mix	28%	20%
Foreign Translation	1%	2%
Total	30%	26%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net Sales
Surfactants	$387,734	$333,839	16%	$1,142,672	$993,245	15%
Polymers	$198,841	$116,682	70%	$539,764	$335,582	61%
Specialty Products	$16,113	$13,959	15%	$53,503	$46,189	16%
Total Net Sales	$602,688	$464,480	30%	$1,735,939	$1,375,016	26%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2021	2020	% Change	2021	2020	% Change
Operating Income
Surfactants	$34,452	$41,151	(16)%	$133,558	$125,810	6%
Polymers	$19,753	$22,387	(12)%	$60,729	$45,430	34%
Specialty Products	$2,442	$1,593	53%	$12,052	$8,803	37%
Total Segment Operating Income	$56,647	$65,131	(13)%	$206,339	$180,043	15%
Corporate Expenses	$(16,434)	$(22,736)	28%	$(55,555)	$(53,021)	(5)%
Consolidated Operating Income	$40,213	$42,395	(5)%	$150,784	$127,022	19%

Total segment operating income for the third quarter of 2021 decreased $8.5 million, or 13%, versus the prior year quarter. Total segment operating income for the first nine months of 2021 increased $26.3 million, or 15%, versus the prior year.

•

Surfactant net sales were $387.7 million for the quarter, a 16% increase versus the prior year.  Selling prices were up 20% primarily due to improved product and customer mix as well as the pass-through of higher raw material costs.  The effect of foreign currency translation positively impacted net sales by 2%.  Sales volume decreased 6% quarter-over-quarter.  Most of this decrease reflects lower sales volume into the North American consumer product end markets due to lower demand for consumer cleaning, disinfection and personal wash products versus the pandemic peak.  Higher demand for products sold into the institutional cleaning and functional product end markets partially offset the above.  Surfactant operating income for the quarter decreased $6.7 million, or 16%, versus the prior year quarter primarily due to inflationary pressures, supply chain disruptions and higher planned maintenance expenses.  Also contributing to decline in operating income was the non-recurrence of a $2.2 million insurance recovery, related to the 2020 Millsdale, IL plant power outage, recognized in the third quarter of 2020.

•

Polymer net sales were $198.8 million for the quarter, a 70% increase versus the prior year.  Selling prices increased 44% primarily due to the pass through of higher raw material costs.  Sales volume increased 27% in the quarter primarily due to 33% growth in rigid polyol demand that was mostly attributable to the INVISTA acquisition.  Higher demand within the specialty polyols business also contributed to the sales volume growth.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 1%.  Polymer operating income decreased $2.6 million, or 12%, primarily due to supply chain disruptions and the non-recurrence of two third quarter 2020 events: (i) a $2.8 million insurance recovery related to the 2020 Millsdale, IL plant power outage, and (ii) a $1.2 million partial settlement received from the China government as compensation for the government-mandated China JV shutdown in 2012.

•

Specialty Product net sales were $16.1 million for the quarter, a 15% increase versus the prior year.  Sales volume was up 9% between quarters and operating income increased $0.8 million, or 53%.  The operating income increase was primarily attributable to order timing differences with our food and flavor business and improved volume and margins within our medium chain triglycerides (MCT) product line.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Total Corporate Expenses	$16,434	$22,736	(28)%	$55,555	$53,021	5%
Less:
Deferred Compensation Expense (Income)	$(1,504)	$5,613	NM	$2,148	$4,754	(55)%
Business Restructuring	$72	$126	(43)%	$267	$708	(62)%
Adjusted Corporate Expenses	$17,866	$16,997	5%	$53,140	$47,559	12%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $0.9 million, or 5% for the quarter.  The quarterly increase was primarily due to a $0.9 million pre-tax adjustment to the Company’s environmental remediation reserves and higher insurance premiums, partially offset by lower incentive-based compensation expense.

Income Taxes and Net Interest

The Company’s effective tax rate was 19.6% for the first nine months of 2021 versus 23.7% for the first nine months of 2020.  This year-over-year decrease was primarily attributable to: (i) a favorable tax benefit recognized in the third quarter of 2021 related to the merger of the Company’s three Brazilian entities into a single entity and (ii) more favorable research and development tax credits in 2021 versus 2020.

Shareholder Return

The Company paid $6.8 million of dividends to shareholders and repurchased $6.1 million of Company stock in the third quarter of 2021.  During the first nine months of 2021 the Company paid $20.6 million of dividends and repurchased $17.0 million of Company stock.  As of September 30, 2021, the Company had 40,771 shares remaining under its Board of Directors’ share repurchase authorization.  On October 19, 2021, the Board of Directors authorized the Company to repurchase up to $150.0 million of its common stock and terminated the prior share repurchase authorization.  With the cash dividend increase in the fourth quarter of 2021, the Company has increased its dividend on the Company’s common stock for the 54th consecutive year.

Selected Balance Sheet Information

The Company’s total debt increased by $40.9 million and cash decreased by $21.8 million versus the second quarter of 2021.  The increase in debt primarily reflects the previously disclosed $50.0 million private placement senior notes. The decrease in cash was driven by scheduled debt payments in July 2021, higher working capital requirements and higher capital expenditures.  The Company’s net debt level increased $62.7 million versus the second quarter of 2021 while the net debt ratio increased from 10% to 14%.

($ in millions)	9/30/21	6/30/21	3/31/21	12/31/20
Net Debt
Total Debt	$279.8	$238.9	$248.4	$198.7
Cash	105.3	127.1	150.7	349.9
Net Debt	$174.5	$111.8	$97.7	$(151.2)
Equity	1,057.3	1,048.8	1,002.3	986.7
Net Debt + Equity	$1,231.8	$1,160.6	$1,100.0	$835.5
Net Debt / (Net Debt + Equity)	14%	10%	9%	-18%

The major working capital components were:

($ in millions)	9/30/21	6/30/21	3/31/21	12/31/20
Net Receivables	$413.6	$391.7	$380.6	$301.3
Inventories	290.9	266.1	235.1	218.8
Accounts Payable	(314.5)	(286.9)	(264.2)	(236.8)
	$390.0	$370.9	$351.5	$283.3

Capital spending was $44.7 million during the quarter and $119.5 million during the first nine months of 2021.  This compares to $30.2 million and $84.9 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $200 million to $220 million.  The increase in projected full year capital spending is primarily attributable to the new alkoxylation plant the Company intends to build at its existing Pasadena, Texas site.

Outlook

“The Company delivered record nine-month earnings in 2021,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.  “Looking forward, we believe our Surfactant volumes in the North American consumer product end markets will continue to be challenged by raw material and transportation availability.  While we believe industrial and institutional cleaning volume will grow versus prior year, we do not believe it will compensate for lower consumer consumption of cleaning, disinfection and personal wash products.  We believe that demand for surfactants within the agricultural and oilfield markets will exceed prior year demand.  We believe our Polymer business will deliver growth versus prior year due to the ongoing recovery from pandemic-related delays and cancellations of re-roofing and new construction projects and our first quarter 2021 acquisition of INVISTA’s aromatic polyester polyol business.  We continue to believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes are expected to continue.  We anticipate our Specialty Product business results will improve slightly year-over-year.  Despite supply chain disruptions continuing to impact the Company, we remain optimistic about delivering full year earnings growth.”

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 20, 2021. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (877) 226-0954, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2021 and 2020

(Unaudited – 000’s Omitted)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Net Sales	$602,688	$464,480	$1,735,939	$1,375,016
Cost of Sales	510,792	367,423	1,423,382	1,100,195
Gross Profit	91,896	97,057	312,557	274,821
Operating Expenses:
Selling	14,786	13,266	44,280	39,719
Administrative	22,828	21,354	69,440	60,957
Research, Development and Technical Services	15,501	14,303	45,638	41,661
Deferred Compensation Expense (Income)	(1,504)	5,613	2,148	4,754
	51,611	54,536	161,506	147,091

Business Restructuring	72	126	267	708

Operating Income	40,213	42,395	150,784	127,022

Other Income (Expense):
Interest, Net	(1,599)	(1,626)	(4,690)	(4,115)
Other, Net	702	2,629	4,206	3,804
	(897)	1,003	(484)	(311)

Income Before Income Taxes	39,316	43,398	150,300	126,711
Provision for Income Taxes	2,393	10,056	29,463	29,987
Net Income	36,923	33,342	120,837	96,724
Net Income Attributable to Noncontrolling Interests	(3)	(174)	(28)	(304)
Net Income Attributable to Stepan Company	$36,920	$33,168	$120,809	$96,420
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.61	$1.45	$5.27	$4.20
Diluted	$1.59	$1.43	$5.19	$4.15
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,898	22,907	22,941	22,951
Diluted	23,219	23,237	23,299	23,236

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Net Income Reported	$36,920	$1.59	$33,168	$1.43	$120,809	$5.19	$96,420	$4.15

Deferred Compensation (Income) Expense	$(1,135)	$(0.05)	$2,612	$0.11	$(685)	$(0.03)	$1,692	$0.07
Business Restructuring Expense	$54	$-	$95	$0.00	$200	$0.01	$526	$0.02
Cash-Settled SARs (Income) Expense	$(141)	$-	$546	$0.02	$(38)	$(0.00)	$256	$0.01
Environmental Remediation Expense	$719	$0.03	$-	$-	$719	$0.03		$-

Adjusted Net Income	$36,417	$1.57	$36,421	$1.56	$121,005	$5.20	$98,894	$4.25

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,494)		$3,437		$(901)		$2,227
Business Restructuring Expense	$72		$126		$267		$708
Cash-Settled SARs (Income) Expense	$(186)		$718		$(50)		$337
Environmental Remediation Expense	$946		$-		$946		$-

Total Pre-Tax Adjustments	$(662)		$4,281		$262		$3,272

Cumulative Tax Effect on Adjustments	$159		$(1,028)		$(66)		$(798)

After-Tax Adjustments	$(503)	$(0.02)	$3,253	$0.13	$196	$0.01	$2,474	$0.10

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $1.5 million of income versus $3.4 million of expense in the prior year. The year-to-date impact was $0.9 million of income versus $2.2 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2021				2020
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$112.94	$120.27	$127.11	$119.32	$109.00	$97.10	$88.46

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2021	2020	2021	2020
Deferred Compensation
Operating Income (Expense)	$1,504	$(5,613)	$(2,148)	$(4,754)
Other, net – Mutual Fund Gain (Loss)	(10)	2,176	3,049	2,527
Total Pre-Tax	$1,494	$(3,437)	$901	$(2,227)
Total After-Tax	$1,135	$(2,612)	$685	$(1,692)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2021 as compared to 2020:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	Increase Due to Foreign Currency Translation	Nine Months Ended September 30		Increase	Increase Due to Foreign Currency Translation
	2021	2020			2021	2020
Net Sales	$602.7	$464.5	$138.2	$5.9	$1,735.9	$1,375.0	$360.9	$30.5
Gross Profit	91.9	97.1	(5.2)	0.8	312.6	274.8	37.8	3.7
Operating Income	40.2	42.4	(2.2)	0.5	150.8	127.0	23.8	2.2
Pretax Income	39.3	43.4	(4.1)	0.4	150.3	126.7	23.6	2.4

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2021 and December 31, 2020

	Sept. 30, 2021	December 31, 2020
ASSETS
Current Assets	$839,213	$905,651
Property, Plant & Equipment, Net	799,396	682,667
Other Assets	317,330	164,018
Total Assets	$1,955,939	$1,752,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$491,065	$416,554
Deferred Income Taxes	8,637	20,745
Long-term Debt	232,184	160,812
Other Non-current Liabilities	165,036	165,860
Total Stepan Company Stockholders’ Equity	1,057,296	986,693
Noncontrolling Interest	1,721	1,672
Total Liabilities and Stockholders’ Equity	$1,955,939	$1,752,336